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                                                                      EXHIBIT 99

October 1, 2002


FOR IMMEDIATE RELEASE
TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)


TECUMSEH PRODUCTS COMPANY LOWERS THIRD QUARTER EARNINGS EXPECTATIONS

Tecumseh, Michigan, October 1, 2002 - Tecumseh Products Company today announced that it expects third quarter GAAP net earnings per share to be in the range of $0.57 to $0.62, which is below the current Thomson First Call consensus of $1.02 per share for the quarter. The shortfall is primarily attributable to the performance of the Engine & Power Train group where sales in the third quarter have fallen short of forecast and anticipated cost reductions have not been fully realized. Lack of severe storm activity has slowed generator engine sales and dry conditions across a significant portion of the United States have weakened late season lawn mower and utility engine sales. In addition to weakness in Engine & Power Train performance, the Compressor group has accelerated certain research and development expenditures to broaden its competitive product base, and the Company has incurred unplanned corporate spending to take steps to revitalize the Company's overall performance and competitiveness.

Third quarter GAAP net earnings in 2001 were $0.28, which included several one-time items such as a nonrecurring charge of $18.9 million net of tax ($1.02 per share) for an early retirement incentive program, a $5.2 million ($0.28 per share) tax credit resulting from a refund of prior years' federal income taxes, and $2.0 million net of tax ($0.11 per share) for interest income associated with the tax credit. On a proforma basis (excluding one-time items), third quarter 2001 earnings would have been $0.91 per share.

Tecumseh Products Company will broadcast its third quarter 2002 financial results conference call live over the Internet on Thursday, October 31, 2002 at 11:00 a.m. ET. Those who wish to listen to this conference call should visit the Investor Relations section of the Company's web site at www.tecumseh.com at least 15 minutes prior to the event. Please follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

Tecumseh Products Company is a full line, independent global manufacturer of mechanical and electrical components essential to industries creating end products for health, comfort and convenience. Our products include hermetic compressors for air conditioning and refrigeration applications, gasoline engines and power train components for lawn and garden applications, and pumps. Our products are sold in over 100 countries around the world.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 2001, and each quarter's 10-Q.


Contact:          Pat Walsh
                  Director of Investor Relations
                  Tecumseh Products Company
                   (517) 423-8455